Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2020 Financial Results

- Q4 2020 Net Income of $7.2 Million, or $0.93 per Diluted Share -

- Full Year 2020 Net Income of $33.8 Million, or $4.39 per Diluted Share -

VANCOUVER, Washington, March 3, 2021 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Summary vs. Year-Ago Quarter

•	Net revenues down 5% to $233.2 million.

•	Gross billings up 1% to $1.60 billion.

•	Average worksite employees (“WSEs”) down 6%.

•	Net income of $7.2 million, or $0.93 per diluted share, compared to $11.7 million, or $1.51 per diluted share.

•	Unrestricted cash and investments up 34% to $169.9 million.

Full Year 2020 Financial Summary vs. 2019

•	Net revenues down 7% to $880.8 million.

•	Gross billings down 1% to $5.92 billion.

•	Average WSEs down 5%.

•	Net income of $33.8 million, or $4.39 per diluted share, compared to $48.3 million, or $6.27 per diluted share.

“Once again, we had a stronger-than-expected quarter, finishing out an extremely challenging year with continued resilience,” said BBSI President and CEO, Gary Kramer. “While business volume and earnings were impacted by the pandemic, I am extremely proud of the work that our teams performed throughout the year. We helped thousands of small businesses in a year of great need while at the same time implementing strategies to make BBSI even stronger coming out of the COVID-19 pandemic.”

Fourth Quarter 2020 Financial Results

Net revenues in the fourth quarter of 2020 decreased 5% to $233.2 million compared to $245.2 million in the fourth quarter of 2019.

Total gross billings in the fourth quarter increased 1% to $1.60 billion compared to $1.59 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to higher average payroll per WSE, partially offset by a 6% decrease in average WSEs attributable to the effects of the ongoing COVID-19 pandemic.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.7% in the fourth quarter of 2020 and benefited from a favorable one-time adjustment of prior accident year liability of $1.2 million, as well as other cost-saving measures. This compares to 4.2% in the fourth quarter of 2019.

Net income for the fourth quarter of 2020 decreased to $7.2 million, or $0.93 per diluted share, compared to $11.7 million, or $1.51 per diluted share, in the year-ago quarter. The decline in net income is primarily attributable to a lower level of favorable development on prior year claims and lower investment income in the quarter.

Full Year 2020 Financial Results

Net revenues in 2020 decreased to $880.8 million compared to $942.3 million in 2019.

Total gross billings in 2020 decreased 1% to $5.92 billion compared to $5.97 billion in 2019 (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The decrease was directly attributable to the effects of the ongoing COVID-19 pandemic and its impact on the economy and operations of small businesses, including a decrease in average WSEs of 5% for the year, offset in part by higher average payroll per WSE.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.8% in 2020 and benefited from favorable adjustments of prior accident year liability of $6.4 million, as well as other cost-saving measures. This compares to 4.1% in 2019.

Net income in 2020 decreased to $33.8 million, or $4.39 per diluted share, compared to $48.3 million, or $6.27 per diluted share, in 2019. The decline in net income is primarily attributable to a lower level of favorable development on prior year claims compared to 2019, as well as lower billing volume and investment income, partially offset by reductions in operating expenses in 2020.

Liquidity

As of December 31, 2020, unrestricted cash and investments increased 34% to $169.9 million compared to $127.2 million in the year-ago quarter. BBSI remains debt free apart from the $3.7 million mortgage on its corporate headquarters.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on April 2, 2021 to all stockholders of record as of March 19, 2021. Since the repurchases reported in its last earnings release, the Company also repurchased an additional 28,000 shares at an average price of $71.80 per share.

Outlook

In 2021, BBSI expects the following:

•	Gross billings growth of 2% to 5%

•	Growth in the average number of WSEs of 1% to 3%

•	Gross margin as a percent of gross billings of 2.9% to 3.1%

•	Effective annual tax rate of 21% to 23%

Conference Call

BBSI will conduct a conference call on Wednesday, March 3, 2021, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the fourth quarter and the full year ended December 31, 2020.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, March 3, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-877-407-4018

International dial-in number: 1-201-689-8471

Conference ID: 13716825

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through April 3, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13716825

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and twelve months ended December 31, 2020 and 2019.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Gross billings	$1,603,521	$1,593,919	$5,924,539	$5,971,008
PEO and staffing wages	$1,387,816	$1,365,527	$5,098,604	$5,090,943

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be closely connected to our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Workers' compensation	$54,624	$57,600	$200,744	$211,890
Safety incentive costs	4,394	8,862	23,544	31,663
Non-GAAP gross workers' compensation	$59,018	$66,462	$224,288	$243,553

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
PEO and staffing wages	86.5%	85.7%	86.1%	85.3%
Payroll taxes and benefits	6.6%	6.8%	7.1%	7.2%
Non-GAAP gross workers' compensation	3.7%	4.2%	3.8%	4.1%
Gross margin	3.2%	3.4%	3.1%	3.5%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Year Ended December 31,
	2020	% Change	2019	% Change	2018
Average WSEs	108,249	-5.3%	114,341	4.1%	109,859
Ending WSEs	109,292	-4.6%	114,584	4.6%	109,527

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,500 clients across all lines of business in 39 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding the effects of the COVID-19 pandemic on our business operations and product relevance, and future growth in gross billings, average number of WSEs, earnings per share, workers’ compensation expense as a percentage of gross billings, gross margin as a percentage of gross billings and effective annual tax rates, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effects of governmental orders imposing business closures and stay-at-home and physical distancing requirements, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients and to achieve revenue growth, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effects of the pandemic, economic slowdown, and conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2019 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$68,688	$44,570
Investments	101,244	82,590
Trade accounts receivable, net	118,506	163,561
Income taxes receivable	6,485	1,335
Prepaid expenses and other	15,961	14,919
Restricted cash and investments	96,991	116,873
Total current assets	407,875	423,848
Property, equipment and software, net	34,916	31,724
Operating lease right-of-use assets	23,025	23,805
Restricted cash and investments	258,153	327,326
Goodwill	47,820	47,820
Other assets	3,161	3,618
Deferred income taxes	—	2,788
	$774,950	$860,929
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,746	5,993
Accrued payroll, payroll taxes and related benefits	149,989	174,168
Current operating lease liabilities	7,539	6,671
Other accrued liabilities	7,275	8,846
Workers' compensation claims liabilities	102,040	118,273
Safety incentives liability	18,827	27,950
Total current liabilities	290,637	342,122
Long-term workers' compensation claims liabilities	255,706	320,713
Long-term debt	3,510	3,730
Deferred income taxes	4,518	—
Long-term operating lease liabilities	16,419	17,883
Customer deposits and other long-term liabilities	5,925	4,682
Stockholders' equity	198,235	171,799
	$774,950	$860,929

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Professional employer service fees	$204,268	$212,033	$777,430	$819,873
Staffing services	28,908	33,119	103,394	122,438
Total revenues	233,176	245,152	880,824	942,311
Cost of revenues:
Direct payroll costs	22,055	25,157	78,380	92,455
Payroll taxes and benefits	105,518	108,372	418,793	429,713
Workers' compensation	54,624	57,600	200,744	211,890
Total cost of revenues	182,197	191,129	697,917	734,058
Gross margin	50,979	54,023	182,907	208,253
Selling, general and administrative expenses	40,959	40,362	141,916	153,879
Depreciation and amortization	1,332	977	4,844	3,886
Income from operations	8,688	12,684	36,147	50,488
Other income, net	756	2,704	6,449	10,650
Income before income taxes	9,444	15,388	42,596	61,138
Provision for income taxes	2,293	3,674	8,831	12,846
Net income	$7,151	$11,714	$33,765	$48,292
Basic income per common share	$0.94	$1.57	$4.46	$6.48
Weighted average basic common shares outstanding	7,590	7,505	7,577	7,451
Diluted income per common share	$0.93	$1.51	$4.39	$6.27
Weighted average diluted common shares outstanding	7,686	7,736	7,688	7,699

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com